1050 Enterprise Way

3rd Floor

Sunnyvale, CA 94089

Office: 408.498.6000

Fax: 408.498.6010

Exhibit 10.1

August 8, 2017

Craig Foster

[address redacted]

Dear Craig,

On behalf of Financial Engines, Inc. (the “Company”), I am pleased to offer you the position of Executive Vice President and Chief Financial Officer, located in Sunnyvale, and reporting to Larry Raffone, President and CEO. The salary for this position will be $400,000 annually, equivalent to $33,333.33 per month and paid semi-monthly in accordance with the Company’s standard payroll policies and subject to normal required withholding.  This position is considered an exempt position and not eligible for overtime pay.

You will be eligible to participate in the Executive Cash Incentive Plan.  Your target bonus is 66% of your eligible earnings for the calendar year.  The Executive Cash Incentive payout is subject to company performance.  As discussed, we anticipate your start date to be September 5th, with appointment as CFO on or about September 15th.  If your start date is after September 30th of the current year, you will not be eligible to participate in the current year’s plan, but you will be eligible to participate next year.

Financial Engines will also pay to relocate you and your family in the amount equivalent to $100,000 in the form of a one-time payment (subject to applicable taxes).  Should you voluntarily terminate your employment prior to the expiration of a twenty-four (24) month period from your start date, this amount will be required to be repaid by you to the Company. We recommend consulting with your tax advisors when completing your required tax filings regarding relocation expenses and relocation assistance, which is considered taxable income.

We will recommend to the Company’s Board of Directors that you be granted non-statutory stock options entitling you to purchase up to $2,000,000 in Black-Scholes value of the Company’s Common Stock at an exercise price equal to the fair market value on the date of grant. Such options shall be subject to the terms and conditions of the Company’s 2009 Stock Incentive Plan and Stock Option Agreement including 4-year vesting requirements subject to your continued employment. Any such grant will be made in the next open trading window of the Company after your start date.

We will also recommend to the Company’s Board of Directors that you will be granted $2,000,000 in value of Restricted Stock Units (RSUs) scheduled to vest in 4 equal installments beginning one year after the vesting commencement date. These RSUs shall be subject to the terms and conditions of the Company’s 2009 Stock Incentive Plan and RSU Agreement subject to your continued employment.  Any such grant will be made in the next open trading window of the company after your start date.

You should be aware that your employment with the Company is for no specified period and constitutes “at will” employment.  As a result, either you or the Company is free to terminate your employment relationship at any time for any reason, with or without cause, without further obligation or liability to either party. The Compensation Committee of the Board of Directors has approved your participation in the EVP Executive Change in Control and Separation Agreement, which entitles you to certain benefits in the event of a Change in Control or a Covered Termination as defined in Agreement.

1050 Enterprise Way

3rd Floor

Sunnyvale, CA 94089

Office: 408.498.6000

Fax: 408.498.6010

Your employment is contingent upon satisfactory completion of reference and background checks.  Additionally, your employment is dependent upon your execution of the Confidential Information and Invention Assignment Agreement form, resignation from any public or private company board positions no later than October 15, 2017, and adherence to Company policies.  This offer is furthermore contingent on your ability to perform the essential functions of your job.  If you have a condition that limits your ability to perform one or more of your duties, please let us know so that we can explore reasonable accommodations with you.  You must also provide the Company with legally required proof of your identity and authorization to work in the United States.  Such documentation must be provided to the Company within three (3) business days of your date of hire or our employment relationship with you may be subject to termination.  To review Financial Engines’ comprehensive Benefits offering, please refer to the attached FE Benefits Guide which will be included as a PDF attachment.

This letter sets forth the terms of your employment offer from the Company and supersedes any prior representations or agreements, whether written or oral.  This offer letter may only be modified or amended in writing, executed by you and an officer of the Company.

Craig, congratulations on your decision to join Financial Engines! This offer is valid for one (1) business days from the date of this letter unless other arrangements have been made.  Please contact me should you have any questions.  We are excited to have you on our team!

Sincerely,

Gina Cruse   /s/ Gina Cruse

Executive Vice President, Human Resources

The foregoing terms and conditions are hereby accepted:

/s/ Craig Foster

            Craig Foster

August 8 2017

Date

1050 Enterprise Way

3rd Floor

Sunnyvale, CA 94089

Office: 408.498.6000

Fax: 408.498.6010

Craig L Foster

[address redacted]

Dear Craig,

As previously discussed, Financial Engines, Inc. has agreed to waive the condition in your offer letter of August 8, 2017, and is allowing your service on the board of directors of Loton, Corp. (now LiveXLive Media, Inc.).

All other terms of your offer letter remain in full force and effect.

Sincerely,

Gina M. Cruse    /s/ Gina M. Cruse

Executive Vice President, Human Resources

The foregoing terms and conditions are hereby accepted:

__/s/ Craig Foster___

         Craig Foster